Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 1,175,000 shares of its common stock pertaining to the Selecta Biosciences, Inc. 2018 Employment Inducement Incentive Award Plan of our report dated March 15, 2018, with respect to the consolidated financial statements of Selecta Biosciences, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
November 8, 2018